                                                                EXHIBIT 23(h)(5)



                             LONGLEAF PARTNERS FUND
                          SUB-TRANSFER AGENT AGREEMENT

         AGREEMENT made as of the 31st day of December, 1996 by Longleaf Partners Fund (the "Fund") and Howard Johnson & Company ("Agent").

                              W I T N E S S E T H:

WHEREAS: Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); National Financial Data Services ("NFDS") serves as the institutional transfer agent for Fund; Agent now performs administrative and record-keeping services for the employee benefit plan or plans listed in Exhibit 1 attached hereto (the "Plan"), and the financial institution designated by the Plan and listed in Exhibit 1 ("Trustee") performs custody services for the Plan; and

WHEREAS: Fund desires to appoint Agent to serve as sub-transfer agent of the Fund to receive and then transmit to NFDS as transfer agent of the Fund instructions and confirmations regarding the purchase, exchange and redemption of securities of the Fund on behalf of the Plan;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

     1. Appointment of Agent, Procedural Matters: Fund hereby appoints Agent as sub-transfer agent with respect to securities of the Fund to be purchased and held by the Plan, and Agent accepts such appointment, on the terms set forth herein.

         (a) Fund or its designee will furnish Agent or its designee with (1) confirmed per share net asset value or pricing information as of the close of trading on the New York Stock Exchange (the "Close of Trading") on each business day that the New York Stock Exchange is open for business and (2) dividend and capital gains information as it arises. Fund shall use its best efforts to provide such information to Agent or its designee by means of facsimile or electronic transmission by 5:30 p.m. eastern time ("ET") on each business day for Fund.

         (b) Agent shall, as agent for the Fund, receive from the Plan for acceptance as of the Close of Trading on each business day (based upon the Plan's receipt of instructions from participants in the Plan prior to the Closing of Trading on such business day): (1) orders for the purchase of shares of the Fund, and (2) redemption requests with respect to shares of the Fund held by the Plan ("Instructions"). The business day on which there are any orders for purchases or redemptions shall be

SUB-TRANSFER AGENT AGREEMENT

               referred to as a Trade Date or "TD". Agent shall upon acceptance of any such Instructions on a particular Trade Date communicate such acceptance to the Plan.

         (c) Agent or its designee will communicate to NFDS by means of facsimile or electronic transmission no later than 9:00 a.m. ET on the business day immediately following the Trade Date ("TD + 1") a report of the trading activity for that Trade Date or, in the alternative, information indicating that there were no trades. The trading report shall provide a description of Plan trading activity of Fund shares in sufficient detail to enable NFDS and Fund to process the transactions accurately. In the event there are net purchases for Fund (a net result of purchases and redemptions) the report will reflect the net amount of shares to be purchased. In the event there are net redemptions for Fund, the report will reflect the net amount of shares to be redeemed.

               If Agent or its designee is unable to communicate this information, Agent shall save and hold Fund harmless from any cost, damages or liabilities resulting therefrom unless such inability is the result of Fund's negligence or inability to provide the information called for by Section 1(a) above in a timely manner.

         (d) Fund will instruct NFDS to send via facsimile or electronic transmission to Agent or its designee a confirmation of each Trade Date's net purchase or net redemption, as the case may be, for the Fund by the close of business on the day following the Trade Date (TD + 1).

         (e) In the event there are net purchases on any Trade Date for the Fund, Agent will instruct Trustee to wire to NFDS by the Close of Trading on the next succeeding business day that the New York Stock Exchange and banks are open for business (TD + 1), the dollar amount of the net purchases. If the wire is not received by NFDS by such time, then Fund reserves the right, in its sole discretion, to cancel such purchases. If Fund cancels the trade, Agent shall use its best efforts to require the Trustee to compensate Fund for the amount of any resulting dilution of Fund's net asset value. If Fund accepts the trade, Agent shall use its best efforts to require Trustee to compensate Fund for any associated bank penalties.

               In the event there are net redemptions for the day, Fund will instruct NFDS to wire to Trustee by Close of Trading on the business day following the Trade Date (TD + 1), the dollar amount of the net redemptions. If the wire is not received by Trustee by such time, Trustee will

SUB-TRANSFER AGENT AGREEMENT

               contact NFDS. If it is determined that NFDS was negligent in initiating the wire, Fund shall use its best efforts to require NFDS to compensate Trustee for the amount of the overdraft plus associated bank penalties.

         (f) Agent or its designee will reconcile the records of the Plan to each Trade Date's confirmations. Agent will notify Fund of any material differences promptly but in not event later than the close of the second business day following the Trade Date (TD +
               2). Fund and Agent shall jointly determine the cause and the appropriate action to be taken.

     2.  Representations by Agent. Agent represents that:

         (a) it has full power and authority from the Plan Sponsor to enter into and perform this Agreement;

         (b) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

         (c) all purchases and redemptions of Fund shares contemplated by the Agreement shall be effected in accordance with Fund's then current prospectus;

         (d) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and

         (e) it will promptly notify Fund in the event that Agent or its designee is for any reason is unable to perform any of its obligations under this Agreement.

     3.  Representations of Fund. Fund represents that:

         (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint Agent as Fund's sub-transfer agent;

         (b) it is registered as an investment company under Section 8 of the Investment Company Act of 1940;

         (c) it will promptly notify Agent in the event that it is for any reason unable to perform any of its obligations under this Agreement.

     4. Verification. Each party hereto (or its designee) shall, as soon as practicable after receipt of a report, notification of information transmitted by the other party hereto, verify to such other party by telephonic facsimile or other means of electronic transmission its receipt of such transmission, and in the absence of such verification a party to whom a transmission is sent shall not be liable for any failure to

SUB-TRANSFER AGENT AGREEMENT

         act in accordance with such transmission, and the sending party may not claim that such transmission was received by the other. Each party (or its designee) shall notify the other of any errors, omissions or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.

     5. Information Regarding the Plan. Agent shall transmit to Fund (or to any agent designated by either of them) such information concerning the Plan and participants in the Plan as shall reasonably be necessary to provide the services contemplated by this Agreement and as Fund shall reasonably conclude is necessary to enable it to comply with applicable state Blue Sky laws.

     6. Prospectus Delivery. The parties hereto agree that Fund and the Plan shall be responsible for establishing requirements for the timely delivery to Plan participants of prospectuses for the Funds in such quantities as are reasonably necessary, in compliance with requirements of the Securities and Exchange Commission, the Department of Labor, and other regulatory authorities.

     7. Warning Calls. Fund may require that any entity purchasing or redeeming shares of the Fund comply with warning call procedures relating to maximum allowable redemptions. If a trade for any Fund exceeds a warning call limit previously communicated to Agent and a corresponding warning call was not placed to Fund within the required time frame, Fund reserves the right to reject the trade.

     8. Indemnification. In providing services pursuant to this Agreement, Agent and Fund shall comply with all applicable Federal and state securities laws and regulations and each party hereto shall fully indemnify the other for any claims or liabilities suffered by such other party, or its partners, employees or agents (including reasonable legal fees and other out-of-pocket costs of defending against any such claim or liability), arising from non-compliance by such party with any such laws or regulations.

     9. Non-Exclusivity. Fund acknowledges and agrees that Agent or Trustee may enter into agreements similar to this Agreement with organizations other than Fund or NFDS which also serve as transfer agents for mutual funds. Agent and Trustee acknowledge and agree that nothing contained herein shall prohibit NFDS or any affiliate of NFDS from providing administrative, sub-accounting or record keeping services to any defined contribution plan.

     10. Termination of Agreement. This Agreement may be terminated at any time by any party upon 90 days written notice to the other parties. Notwithstanding the foregoing, this Agreement shall

SUB-TRANSFER AGENT AGREEMENT

         be terminated immediately upon either (i) a material breach by any party not cured within 15 days after notice from another party, or
         (ii) upon termination of services from any party to the Plan. The provisions of paragraph 8 and this paragraph 10 shall survive any termination of this Agreement.

     11. Notices. (a). Unless otherwise specified, all notices and other communications with respect to the terms and conditions of this Agreement shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other.

         If to Agent:                            If to Fund:

         Howard Johnson & Company                Longleaf Partners Funds
         Three Ravinia Drive; Ste. 1480          6075 Poplar Avenue, Suite 900
         Atlanta, GA 30346                       Memphis, Tennessee 38119
         Attn: Andy Adams                        Attn: Charles D. Reaves

         (b). The method of sending reports, notices and communications with respect to the administration and operations of the transactions contemplated by this Agreement shall be established by mutual consent of the parties hereto in writing by letter, and shall continue in effect until amended in writing by letter.

     12. Amendment, Assignment and Other Matters. This Agreement may not be amended except by a writing signed by the party against which enforcement is sought. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation of construction of this Agreement. Except as set forth in paragraph 11(b), this Agreement contains the entire understandings of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. Agent recognizes that Fund is a Massachusetts business trust and agrees that the Fund's assets only and not those of any of its Trustees, officers, or shareholders shall be subject to any liabilities under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


     HOWARD JOHNSON & COMPANY                    LONGLEAF PARTNERS FUND

     By: /s/ Nancy B. Greer                      By:
         --------------------------                    -------------------------

         /s/ Nancy B. Greer                         /s/ Charles D. Reaves
         --------------------------                    -------------------------
         Executive Vice President and
         Chief Financial Officer                        Executive Vice President
         --------------------------                    -------------------------

                             LONGLEAF PARTNERS FUND
                            HOWARD JOHNSON & COMPANY

                          SUB-TRANSFER AGENT AGREEMENT

                                    EXHIBIT 1

      LISTING OF EMPLOYEE BENEFIT PLANS SUBJECT TO AGREEMENT

      1. Sun Microsystems, Inc. 401(k) Plan; NationsBank as Trustee; effective July 31, 1996

      2. Deseret Mutual Benefits 403(b) Plan; Wells Fargo Bank as Trustee; effective December 31, 1996